================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               PICK-UPS PLUS, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

            Delaware                                31-12440524
-------------------------------------   --------------------------------------
(State  or  other  jurisdiction  of     (I.R.S.  Employer  Identification  No.)
 incorporation  or  organization)

                              5181 Natorp Boulevard
                                    Suite 530
                               Mason, Ohio  54040
                       -----------------------------------
                (Address of Principal Executive Office) (Zip Code)

                         Commission File No.:  000-28255

                 Consulting Agreement and Employee Compensation
                                -----------------
                            (Full title of the plan)

                              5181 Natorp Boulevard
                                    Suite 530
                               Mason, Ohio  54040
                        ---------------------------------
                     (Name and address of agent for service)

                                 (513) 398-4344
                          ----------------------------
          (Telephone number, including area code, of agent for service)
                                  -------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                  Proposed         Proposed
Title  of           Amount        Maximum          Maximum          Amount  of
Securities  to      to  be        Offering  Price  Aggregate       Registration
Be  Registered      Registered    Per  Share  (1)  Offering  Price  (1)  Fee
---------------     -----------   ---------------- --------------  -------------
Common  Stock,                       $             $                 $
par  value  $.0001
per  share

================================================================================

The Company is de-registering FOUR MILLION ONE HUNDRED FIFTY THOUSAND (4,150,000) shares of common stock previously registered as follows:

1,000,0000  shares  for  Merrit  Jesson;
150,000 shares in the name of Donald Quarterman; and 3,000,000 shares for Jay W. Doyle.

(Collectively the "Shares"). The Shares were issued to the named shareholders pursuant to an Amendment, dated May 23, 2002, to the Consulting Agreement between the Company and Professional Management and Consulting Services Group, Inc., dated as of March 14, 2002

The Shares issued to the shareholders listed are being deregistered due to the fact that the registrant and the parties involved with the Consulting Agreement have decided to rescind the amendment and restore the original Consulting Agreement.

The Board of Directors and Officers of the registrant believe that it is in the best interests of the registrant to deregister the shares at this time.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Mason, State of Ohio on July 10, 2002.

                                   Pick-Ups  Plus,  Inc.

                                   By:   /s/  Sean  Fitzgerald
                                   ------------------------------
                                   Sean  Fitzgerald,  President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Fitzgerald, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                    Title                         Date
---------------------------  --------------------------  -----------------------
(1)  Principal  Executive

/s/  Sean  Fitzgerald               President               July  10,  2002
-------------------
     Sean  Fitzgerald

(2)  Directors

/s/  John  Fitzgerald               Director                July  10,  2002
-------------------
     John  Fitzgerald

/s/  Robert  White                  Director                July  10,  2002
-------------------
     Robert  White

/s/  Patrick  Tibby                 Director                July  10,  2002
-------------------
     Patrick  Tibby